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Exhibit 8.2

[BAKER BOTTS L.L.P. LETTERHEAD]

                        , 2006

Liberty Media Holding Corporation
12300 Liberty Boulevard
Englewood, CO 80112

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112

Ladies and Gentlemen:

        As counsel for Liberty Media Holding Corporation, a Delaware corporation ("New Liberty"), and Liberty Media Corporation, a Delaware corporation ("Old Liberty"), we have examined and are familiar with the Registration Statement on Form S-4 (File No. 333-            ) [as amended by amendment number 1 thereto] (as so amended, the "Registration Statement"), which was filed by New Liberty on            , 2006 with the Securities and Exchange Commission (the "SEC") for the purpose of registering, under the Securities Act of 1933, as amended (the "Securities Act"), shares of Series A Liberty Interactive common stock, par value $.01 per share (the "Liberty Interactive Series A Common Stock"), Series B Liberty Interactive common stock, par value $.01 per share (the "Liberty Interactive Series B Common Stock" and together with the Liberty Interactive Series A Common Stock, the "Liberty Interactive Common Stock"), Series A Liberty Capital common stock, par value $.01 per share (the "Liberty Capital Series A Common Stock"), and Series B Liberty Capital common stock, par value $.01 per share (the "Liberty Capital Series B Common Stock" and together with the Liberty Capital Series A Common Stock, the "Liberty Capital Common Stock"), to be issued by New Liberty in a merger transaction (the "Merger") in conversion of and exchange for outstanding shares of common stock of Old Liberty. New Liberty is newly formed and, prior to the effective time of the Merger, a wholly owned subsidiary of Old Liberty. At the effective time of the Merger, a newly formed, wholly owned subsidiary of New Liberty ("MergerSub") will merge with and into Old Liberty, each outstanding share of Old Liberty's Series A common stock, par value $.01 per share, will be converted into and exchanged for 0.25 of a share of Liberty Interactive Series A Common Stock and 0.05 of a share of Liberty Capital Series A Common Stock, and each share of Old Liberty's Series B common stock, par value $.01 per share, will be converted into and exchanged for 0.25 of a share of Liberty Interactive Series B Common Stock and 0.05 of a share of Liberty Capital Series B Common Stock. Immediately following the Merger, Old Liberty will convert to a Delaware limited liability company (the "Conversion" and together with the Merger, the "Restructuring") and change its name to "Liberty Media LLC." The terms of the Restructuring, the Liberty Interactive Common Stock, and the Liberty Capital Common Stock are described in the proxy statement/prospectus (the "Proxy Statement") which forms a part of the Registration Statement. We have participated in the preparation of the discussion set forth in the Proxy Statement under the heading "Material U.S. Federal Income Tax Consequences" (the "Discussion"), which is premised upon the provision by us of this opinion and the accuracy of the statements, representations, covenants, and assumptions upon which this opinion is based. Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Proxy Statement. References herein to the "Code" shall refer to the Internal Revenue Code of 1986, as amended (the "Code").

        In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, representations, covenants, and assumptions contained in (i) the Agreement and Plan of Merger, dated as of March     , 2006, among Old Liberty, New Liberty, and MergerSub (the "Agreement"), (ii) the representation letter dated as of the date hereof that was provided to us by Old Liberty, New Liberty and MergerSub, (iii) the Proxy Statement, (iv) the Restated Certificate of Incorporation of New Liberty, which will be in effect at the effective time of the Merger, and (v) information provided to us by Old Liberty. In addition, we assume that the Restructuring will be consummated strictly in accordance with the Agreement and as described in the Proxy Statement. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

        Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law:

    (i)
    the Restructuring will be treated as a reorganization within the meaning of Section 368(a) of the Code;

    (ii)
    the Liberty Interactive Common Stock and the Liberty Capital Common Stock issued in the Restructuring will be treated as stock of New Liberty for U.S. federal income tax purposes;

    (iii)
    except with respect to cash received instead of fractional shares, holders of Old Liberty common stock will not recognize income, gain or loss as a result of the conversion of their shares of Old Liberty common stock into shares of Liberty Interactive Common Stock and Liberty Capital Common Stock in the Restructuring; and

    (iv)
    the Liberty Interactive Common Stock and the Liberty Capital Common Stock issued in the Restructuring will not constitute Section 306 stock within the meaning of Section 306(c) of the Code.

        Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion is not binding upon the Internal Revenue Service (the "IRS") or a court and will not preclude the IRS or a court from adopting a contrary position. We express no other opinion as to the U.S. federal, and express no opinion as to the state, local, foreign, or other tax consequences, of the Restructuring.

        This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Agreement and the Proxy Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,
BAKER BOTTS L.L.P.

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  Exhibit 8.2